Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 No. 333-158200, the Registration Statement on Form S-3D No 333-161826, and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, 333-95967 and 333-144047) of PPL Corporation of our report dated February 25, 2011 relating to the financial statements of LG&E and KU Energy LLC for the period from November 1, 2010 to December 31, 2010, which appears in PPL Corporation's Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
February 25, 2011